--------------------------
                                                            OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                         United Defense Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91018B104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 10, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    734,900
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    734,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            734,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    487,000
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    487,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            487,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 3 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    44,700
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    44,700
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            44,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 4 of 39 Pages

                                       13D
====================
CUSIP No. 91018B104
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    48,200
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    48,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            48,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 5 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    17,600
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    17,600
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            17,600
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 6 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    147,400
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    147,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            147,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 7 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    1,857,300
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    1,857,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,857,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 8 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    1,479,800
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    1,479,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,479,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 9 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 10 of 39 Pages

                                       13D

===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 11 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 12 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 13 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 14 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 15 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 16 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 20 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 21 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 22 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 23 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 24 of 39 Pages

                                       13D
===================
CUSIP No. 91018B104
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,337,100 Shares, which is 6.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
        NUMBER OF                   -0-
                        ------------============================================
         SHARES                     SHARED VOTING POWER
      BENEFICIALLY          8
        OWNED BY                    3,337,100
                        ------------============================================
          EACH                      SOLE DISPOSITIVE POWER
                            9
        REPORTING                   -0-
       PERSON WITH      ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,337,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,337,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                                  [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            6.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 25 of 39 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on May 16, 2005 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------
         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Shares held by each of the Funds and the Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

        Entity                   Shares Held               Approximate Net
        ------                   -----------               ---------------
                                                           Investment Cost
                                                           ---------------
        FCP                        112,300                   $8,369,007
        FCIP                        81,800                   $6,096,726
        FCIP II                      8,100                     $603,775
        FCIP III                     9,000                     $670,844
        Tinicum                      4,200                     $313,042
        Noonday Fund                23,900                   $1,781,248
        Managed                    417,300                  $31,101,500
          Accounts


         The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP, Tinicum and the Noonday Fund, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and the Noonday Fund at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, the Noonday Fund and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.


                              Page 26 of 39 Pages

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 50,848,293 Shares outstanding as of April 15, 2005 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended March 31, 2005 filed with the Securities and Exchange Commission on April 28, 2005.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Funds since the filing of the prior Schedule 13D are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner. The Noonday Individual Reporting Person is the managing member of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares


                               Page 27 of 39 Pages
                           held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Management Company. The Noonday Individual Reporting Person is the managing member of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (c)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner. The Noonday Individual Reporting Person is the managing member of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (d)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company. The Noonday Individual Reporting Person is the


                              Page 28 of 39 Pages
                           managing member of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (e)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company. The Noonday Individual Reporting Person is the managing member of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         (f)      The Noonday Individual Reporting Person
                  ---------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Noonday Individual Reporting Person is incorporated herein by reference for the Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the Farallon General Partner, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds. Each of the Management Company, the First Noonday Sub-adviser and the Second Noonday Sub-adviser has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Farallon Individual Reporting Persons are managing members of both the


                              Page 29 of 39 Pages

                           Farallon General Partner and the Management Company. The Noonday Individual Reporting Person is the managing member of both the First Noonday Sub-adviser and the Noonday General Partner.

                  (e)      Not applicable.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed
Accounts  are owned  directly  by the Managed  Accounts.  The  Farallon  General
Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday Individual Reporting Person, as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Farallon General Partner, the Management Company, the Noonday Sub-adviser Entities and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.




                              Page 30 of 39 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 20, 2005

                        /s/ Joseph F. Downes
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      On its own behalf, as the General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and TINICUM PARTNERS, L.P.,
                      and as the Managing Member of
                      NOONDAY CAPITAL PARTNERS, L.L.C.
                      By Joseph F. Downes,
                      Managing Member


                        /s/ Joseph F. Downes
                      ----------------------------------------
                      FARALLON CAPITAL MANAGEMENT, L.L.C.
                      By Joseph F. Downes,
                      Managing Member


                        /s/ Joseph F. Downes
                      ----------------------------------------
                      NOONDAY G.P. (U.S.), L.L.C.
                      By Joseph F. Downes,
                      Attorney-in-fact


                        /s/ Joseph F. Downes
                      ----------------------------------------
                      NOONDAY CAPITAL, L.L.C.,
                      On its own behalf
                      and as the General Partner of
                      NOONDAY ASSET MANAGEMENT, L.P.
                      By Joseph F. Downes,
                      Attorney-in-fact

                        /s/ Joseph F. Downes
                      ----------------------------------------
                      Joseph F. Downes, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry,


                              Page 31 of 39 Pages

                      William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Wehrly authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Landry authorizing Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Ding and Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Ellwein and Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by each of Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Downes to sign and file this Schedule 13D on its or his behalf, which was filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc. is hereby incorporated by reference.



                              Page 32 of 39 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------

         5/17/2005                     8,900                       74.60
         5/17/2005                     2,300                       74.59
         5/17/2005                     5,900                       74.22
         5/23/2005                     5,900                       74.38
         5/24/2005                     5,800                       74.43
         5/25/2005                    11,000                       74.42
         5/26/2005                     8,800                       74.44
         5/26/2005                     2,600                       74.43
         5/27/2005                     4,000                       74.50
         6/1/2005                      7,000                       74.55
         6/6/2005                     10,900                       74.60
         6/6/2005                      3,600                       74.64
         6/8/2005                      3,900                       74.59
         6/10/2005                    17,800                       74.62
         6/13/2005                     8,000                       74.62
         6/13/2005                     5,900                       74.61






                              Page 33 of 39 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------


         5/17/2005                     6,900                       74.60
         5/17/2005                     1,700                       74.59
         5/17/2005                     3,100                       74.22
         5/23/2005                     3,000                       74.38
         5/24/2005                     3,200                       74.43
         5/25/2005                     8,100                       74.42
         5/26/2005                     2,100                       74.43
         5/26/2005                     7,000                       74.44
         5/27/2005                     3,200                       74.50
         6/1/2005                      6,100                       74.55
         6/6/2005                      8,400                       74.60
         6/6/2005                      2,800                       74.64
         6/8/2005                      3,000                       74.59
         6/10/2005                    12,500                       74.62
         6/13/2005                     4,500                       74.61
         6/13/2005                     6,200                       74.62









                               Page 34 of 39 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------

         5/17/2005                     800                         74.83
         5/17/2005                     200                         74.59
         5/17/2005                     300                         74.22
         5/23/2005                     400                         74.38
         5/24/2005                     400                         74.43
         5/25/2005                     600                         74.42
         5/26/2005                     500                         74.44
         5/26/2005                     200                         74.43
         5/27/2005                     200                         74.50
         6/1/2005                      400                         74.55
         6/6/2005                      800                         74.60
         6/6/2005                      300                         74.64
         6/8/2005                      300                         74.59
         6/10/2005                    1,300                        74.62
         6/13/2005                     600                         74.61
         6/13/2005                     800                         74.62








                              Page 35 of 39 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------


         5/17/2005                     900                         74.60
         5/17/2005                     200                         74.59
         5/17/2005                     400                         74.22
         5/23/2005                     400                         74.38
         5/24/2005                     400                         74.43
         5/25/2005                     600                         74.42
         5/26/2005                     200                         74.43
         5/26/2005                     600                         74.44
         5/27/2005                     300                         74.50
         6/1/2005                      600                         74.55
         6/6/2005                      900                         74.60
         6/6/2005                      300                         74.64
         6/8/2005                      300                         74.59
         6/10/2005                    1,500                        74.62
         6/13/2005                     800                         74.62
         6/13/2005                     600                         74.61





                              Page 36 of 39 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------


         5/17/2005                    400                          74.60
         5/17/2005                    100                          74.59
         5/17/2005                    200                          74.22
         5/23/2005                    200                          74.38
         5/24/2005                    200                          74.43
         5/25/2005                    300                          74.42
         5/26/2005                    300                          74.44
         5/26/2005                    100                          74.43
         5/27/2005                    100                          74.50
         6/1/2005                     300                          74.55
         6/6/2005                     400                          74.60
         6/6/2005                     100                          74.64
         6/8/2005                     200                          74.59
         6/10/2005                    800                          74.62
         6/13/2005                    300                          74.62
         6/13/2005                    200                          74.61





                              Page 37 of 39 Pages

                                   SCHEDULE F
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------


         5/17/2005                    1,900                        74.60
         5/17/2005                     500                         74.59
         5/17/2005                    1,200                        74.22
         5/23/2005                    1,200                        74.38
         5/24/2005                    1,200                        74.43
         5/25/2005                    2,100                        74.42
         5/26/2005                    1,600                        74.44
         5/26/2005                     500                         74.43
         5/27/2005                     800                         74.50
         6/1/2005                     1,700                        74.55
         6/6/2005                     3,000                        74.60
         6/6/2005                     1,000                        74.64
         6/8/2005                      900                         74.59
         6/10/2005                    3,500                        74.62
         6/13/2005                    1,200                        74.61
         6/13/2005                    1,600                        74.62








                              Page 38 of 39 Pages

                                   SCHEDULE G
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                                    NO. OF SHARES                   PRICE
        TRADE DATE                   PURCHASED                   PER SHARE ($)
       ------------                  ---------                   -------------

         5/17/2005                    28,700                       74.60
         5/17/2005                     7,300                       74.59
         5/17/2005                    16,800                       74.22
         5/23/2005                    16,800                       74.38
         5/24/2005                    16,700                       74.43
         5/25/2005                    33,800                       74.42
         5/26/2005                    28,400                       74.44
         5/26/2005                     8,500                       74.43
         5/27/2005                    13,600                       74.50
         6/1/2005                     32,200                       74.55
         6/6/2005                     46,500                       74.60
         6/6/2005                     15,500                       74.64
         6/8/2005                     15,100                       74.59
         6/10/2005                    57,600                       74.62
         6/13/2005                    25,300                       74.62
         6/13/2005                    18,400                       74.61

         5/17/2005                     2,600                       74.60
         5/17/2005                      600                        74.59
         5/17/2005                     2,100                       74.22
         5/23/2005                     2,100                       74.38
         5/24/2005                     2,100                       74.43
         5/25/2005                     3,500                       74.42
         5/26/2005                     2,800                       74.44
         5/26/2005                      800                        74.43
         5/27/2005                     1,200                       74.50
         6/1/2005                      2,800                       74.55
         6/6/2005                      4,100                       74.60
         6/6/2005                      1,400                       74.64
         6/8/2005                      1,300                       74.59
         6/10/2005                     5,000                       74.62
         6/13/2005                     1,600                       74.61
         6/13/2005                     2,100                       74.62


                              Page 39 of 39 Pages